Exhibit 99.1

Omnicom Reports Third Quarter 2002 Results

NEW YORK, October 29, 2002 — Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2002 increased 11% to $126.1 million from $114.0 million in the third quarter of 2001. Diluted earnings per share increased 11% to $0.68 per share in 2002 from $0.61 per share in 2001.

Effective January 1, 2002, in compliance with SFAS No. 142, the Company ceased recording goodwill amortization. The 2001 amounts were adjusted to assume that the cessation of goodwill amortization occurred on January 1, 2001.

Compared to our previously reported results for 2001, net income for the third quarter of 2002 increased 37% from $92.4 million in the third quarter of 2001 and diluted earnings per share increased 36% from $0.50 per share.

Worldwide revenue increased 12.6% to $1,768.5 million in the third quarter of 2002 from $1,571.0 million in the third quarter of 2001. Domestic revenue for the third quarter of 2002 increased 19% to $991.5 million compared to $831.1 million in 2001. International revenue for the third quarter of 2002 increased 5% to $777.0 million compared to $739.9 million in 2001.

Net income for the nine months ended September 30, 2002 increased 10% to $442.0 million from $400.8 million in 2001. Diluted earnings per share increased 10% to $2.36 per share in 2001 from $2.15 per share in 2001. The 2001 amounts were adjusted to assume that the cessation of goodwill amortization occurred on January 1, 2001.

Compared to our previously reported results for 2001, net income for the nine months ended September 30, 2002 increased 30% from $339.0 million for the nine months ended September 30, 2001 and diluted earnings per share increased 29% from $1.83 per share.

Worldwide revenue for the nine months ended September 30, 2002 increased 10.1% to $5,417.5 million in 2002 from $4,918.9 million in 2001. Domestic revenue for the nine months ended September 30, 2002 increased 18% to $3,131.1 million compared to $2,653.0 million in 2001. International revenue for the nine months ended September 30, 2002 increased 1% to $2,286.4 million compared to $2,265.9 million in 2001.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com), is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Three Months Ended September 30	2002	As Reported 2001	Adjusted(a) for Goodwill Amortization 2001
Revenue	$ 1,768,459	$ 1,571,012	$ 1,571,012
Operating and net interest expense	1,562,632	1,406,922	1,382,704
Income before income taxes	205,827	164,090	188,308
Income taxes	69,696	64,340	67,099
Income after income taxes	136,131	99,750	121,209
Equity in affiliates/Minority interests	(10,027)	(7,395)	(7,172)

Net income	$ 126,104	$ 92,355	$ 114,037
Earnings per share
Basic	$ 0.68	$ 0.50	$ 0.62
Diluted	$ 0.68	$ 0.50	$ 0.61
Weighted average shares (in thousands)
Basic	185,865	183,272	183,272
Diluted (b)	186,652	189,631	189,631
Dividend declared per share	$ 0.200	$ 0.200	$ 0.200

(a)	Effective January 1, 2002, in compliance with SFAS No. 142, the Company ceased recording goodwill amortization. To present 2001 on a comparable basis with 2002, amounts are adjusted to assume that the cessation of goodwill amortization occurred on January 1, 2001.
(b)	Diluted earnings per share for 2002 was calculated using an assumed increase in net income of $252,000 related to the after-tax compensation expense from dividends on restricted shares. Diluted earnings per share for 2001 was calculated using an assumed increase in net income of $2,499,000 related to the after-tax interest cost of our 2 1/4% Convertible Debentures and the after-tax compensation expense from dividends on restricted shares. The Company’s 2 1/4% Convertible Debentures were redeemed in the fourth quarter of 2001.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Nine Months Ended September 30	2002	As Reported 2001	Adjusted(a) for Goodwill Amortization 2001
Revenue	$ 5,417,454	$ 4,918,933	$ 4,918,933
Operating and net interest expense	4,669,543	4,312,201	4,242,203
Income before income taxes	747,911	606,732	676,730
Income taxes	271,568	239,675	249,927
Income after income taxes	476,343	367,057	426,803
Equity in affiliates / Minority interests	(34,358)	(28,056)	(25,984)

Net income	$ 441,985	$ 339,001	$ 400,819

Earnings per share
Basic	$ 2.37	$ 1.86	$ 2.19
Diluted	$ 2.36	$ 1.83	$ 2.15
Weighted average shares (in thousands)
Basic	186,107	182,626	182,626
Diluted (b)	187,923	189,573	189,573
Dividend declared per share	$ 0.600	$ 0.575	$ 0.575

(a)	Effective January 1, 2002, in compliance with SFAS NO. 142, the Company ceased recording goodwill amortization. To present 2001 on a comparable basis with 2002, amounts are adjusted to assume goodwill amortization ceased on January 1, 2001.
(b)	Diluted earnings per share for 2002 was calculated using an assumed increase in net income of $757,000 related to the after-tax compensation expense from dividends on restricted shares. Diluted earnings per share for 2001 was calculated using an assumed increase in net income of $7,462,000 related to the after-tax interest cost of our 2 1/4% Convertible Debentures and the after-tax compensation expense from dividends on restricted shares. The Company’s 2 1/4% Convertible Debentures were redeemed in the fourth quarter of 2001.